                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


     Date of Report: (Date of earliest event reported): February 14, 2002
                                                        (February 4, 2002)

                         GUNDLE/SLT ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                   Delaware
--------------------------------------------------------------------------------
                (State or other jurisdiction of incorporation)

          1-9307                                               22-2731074
----------------------------                            ------------------------
  (Commission File Number)                                    (IRS Employer
                                                           Identification No.)


                   19103 Gundle Road,   Houston, Texas   77073
--------------------------------------------------------------------------------
             (Address of principal executive offices)  (Zip Code)


     (Registrant's telephone number, including area code)   (281) 443-8564

                                Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Forward-looking information:

      This Form 8-K contains certain forward-looking statements as such is defined in the Private Securities Litigation Reform Act of 1995, and information relating to Gundle/SLT Environmental, Inc. ("GSE") and its subsidiaries that are based on beliefs of GSE's management, as well as assumptions made by and information currently available to GSE's management. When used in this report, the words, "anticipate", "believe", "estimate", "expect", "intend" and words of similar import, as they relate to GSE or its subsidiaries or GSE management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, competitive market factors, world-wide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks, and other factors described more fully in GSE's other reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

      On February 4, 2002, GSE purchased all of the outstanding stock of Serrot International, Inc. ("SII") from Waste Management Holdings, Inc. ("WMI") for $15,165,400, subject to adjustment upon the final determination of the working capital of SII as of February 4, 2002. The purchase price was funded through the proceeds of the financing described below and cash on hand. Both GSE and SII are international providers of geomembrane liner systems used in landfills, mining and industrial applications. In connection with the acquisition, GSE has entered into a five-year agreement with WMI to supply goods and services.

      The transaction excluded SII's roofing materials business, all of SII's U.S. manufacturing plants, and certain other assets. SII's geomembrane equipment and inventory from its previous operations in Henderson, Nevada and Wellford, South Carolina will be moved to GSE's facilities in Houston, Texas and Kingstree, South Carolina. Additionally, GSE's and SII's installation operations will be combined in Europe and in the United States.

      GSE issued a press release announcing the acquisition which is attached hereto as Exhibit 99.1.

      In connection with the acquisition, GSE closed on $80 million of financing, of which $30.5 million was outstanding immediately after the acquisition. Bank of America, N.A., as agent for the lenders, provided a $55 million senior revolving credit facility that matures in three years and bears interest, at GSE's option, at the prime rate or LIBOR plus an applicable margin. In addition, GSE issued a $25 million promissory note under a senior secured term loan agreement with Transamerica Equipment Financial Services Corporation. This note bears interest at 9.22% per annum and matures in three years. A portion of the proceeds of the new financing were used to repay $20 million of existing debt and to fund a portion of the acquisition purchase price. The remainder will be used to provide working capital and for other corporate purposes. GSE's principal U.S. subsidiaries are borrowers or guarantors under the new financing.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS

            (a) (1)   Financial Statements of Business Acquired. The following
            audited Financial Statements of SII and its Subsidiaries are attached hereto and made a part hereof:

                  (i)   Reports of Arthur Andersen LLP and Deloitte & Touche
                        LLP
                  (ii)  Consolidated Balance Sheets - December 31, 2000 and
                        1999
                  (iii) Consolidated Statements of Operations - years ended
                        December 31, 2000, 1999 and 1998
                  (iv)  Consolidated Statements of Shareholders' Equity -
                        years ended December 31, 2000, 1999 and 1998
                  (v)   Consolidated Statements of Cash Flows - years ended
                        December 31, 2000, 1999 and 1998
                  (vi)  Notes to Consolidated Financial Statements

            (a) (2) Financial Statements of Business Acquired. The following unaudited Financial Statements of SII and its Subsidiaries are attached hereto and made a part hereof:

                  (i)      Consolidated Balance Sheets - September 30, 2001
                           (Unaudited)
                  (ii) Consolidated Statements of Operations - for the nine months ended September 30, 2001 and 2000 (Unaudited)
                  (iii) Consolidated Statements of Shareholders' Equity - for the nine months ended September 30, 2001 (Unaudited)
                  (iv) Consolidated Statements of Cash Flows - for the nine months ended September 30, 2001 and 2000 (Unaudited)
                  (v)      Notes to Consolidated Financial Statements

            (b) Pro Forma Financial Information. The following Pro Forma Financial Information of GSE is attached hereto and made a part hereof:

                  (i)      Unaudited Pro Forma Condensed Combined Balance Sheet
                           - September 30, 2001
                  (ii) Unaudited Pro Forma Condensed Combined Statement of Income - year ended December 31, 2000
                  (iii) Unaudited Pro Forma Condensed Combined Statement of Income - nine months ended September 30, 2001
                  (iv) Notes to Unaudited Pro Forma Condensed Combined Financial Information

            (c)   Exhibits.

                        Exhibit No.       Exhibit
                        2.1 Stock Purchase Agreement, dated as of January 22, 2002, between Waste Management Holdings, Inc. and Gundle/SLT Environmental, Inc. (incorporated by reference to Exhibit
                                    2.1 to GSE's Current Report on Form 8-K
                                    filed January 23, 2002).

                        4.1 Credit Agreement dated as of February 4, 2002, between GSE and certain of its subsidiaries, the financial institutions named therein, and Bank of America, N.A., as agent.

                        4.2 Loan and Security Agreement dated as of February 4, 2002, between GSE and certain of its subsidiaries, and Transamerica Equipment Financial Services Corporation.

                        4.3 Promissory note dated February 4, 2002, between GSE and Transamerica Equipment Financial Services Corporation.

                       23.1         Consent of Arthur Andersen LLP
                       23.2         Consent of Deloitte & Touche LLP

                       99.1         Press release dates February 5, 2002

SERROT INTERNATIONAL, INC.,
AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Waste Management, Inc.)

Consolidated Financial Statements
As of December 31, 2000
Together With Auditors' Report

                                                [GRAPHIC APPEARS HERE]
                                                                        ANDERSEN

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of Serrot International, Inc.

We have audited the accompanying consolidated balance sheet of Serrot International, Inc. (an Illinois corporation and a wholly owned subsidiary of Waste Management, Inc.) (formerly known as National Seal Company), and subsidiaries (collectively, the Company) as of December 31, 2000, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the years ended December 31, 2000 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Serrot International, Inc., and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1998, in conformity with accounting principles generally accepted in the United States.

We have also audited the adjustments described in Note 1 that were applied to restate the 1999 consolidated financial statements which were audited by other auditors prior to the application of Staff Accounting Bulletin (SAB) Nos. 54 and 73, "Push Down Basis of Accounting Required in Certain Limited Circumstances." In our opinion, such adjustments are appropriate and have been properly applied.

/s/ Arthur Andersen LLP

Houston, Texas
December 20, 2001

INDEPENDENT AUDITORS' REPORT


Serrot International, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of Waste Management, Inc.)
(Formerly Known as National Seal Company and Subsidiaries):

We have audited the consolidated balance sheet of Serrot International, Inc. and Subsidiaries (a wholly owned subsidiary of Waste Management, Inc.) (formerly known as National Seal Company and Subsidiaries) (the "Company") as of December 31, 1999, and the related consolidated statements of operations and comprehensive loss, shareholder's equity, and cash flows for the year then ended prior to their restatement for the Company's application of Staff Accounting Bulletin Nos. 54 and 73, entitled "Push Down Basis of Accounting Required in Certain Limited Circumstances" (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above (not presented herein) present fairly, in all material respects, the financial position of the Serrot International, Inc. and Subsidiaries at December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
Las Vegas, Nevada

April 14, 2000

                  SERROT INTERNATIONAL, INC., AND SUBSIDIARIES
                  --------------------------------------------

              (A Wholly Owned Subsidiary of Waste Management, Inc.)
              -----------------------------------------------------

             CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 2000 AND 1999
             -------------------------------------------------------

                      (In Thousands, Except Share Amounts)

                                                                   2000        1999
                                                                ---------    ---------
                              ASSETS
                              ------
CURRENT ASSETS:
  Cash and cash equivalents                                     $  11,120    $  12,066
  Trade accounts receivable, net of allowance for doubtful
    accounts of $8,396 and $9,453, respectively                    40,114       39,880
  Costs and estimated earnings in excess of billings on
    contracts in progress                                           4,664        3,522
  Inventories                                                      29,717       31,251
  Deferred tax assets                                               6,088        7,148
  Other current assets                                              2,424          619
  Assets held for sale                                              1,869        8,620
                                                                ---------    ---------

            Total current assets                                   95,996      103,106

NOTES RECEIVABLE, net of current portion                            4,552       -

FIXED ASSETS, net                                                  45,989       47,242

INVESTMENTS IN PARTIALLY OWNED EQUITY AFFILIATES                      551       -

GOODWILL, net of accumulated amortization of $11,693 and
  $9,371, respectively                                             67,598       69,892

OTHER ASSETS                                                          406          237
                                                                ---------    ---------

            Total assets                                        $ 215,092    $ 220,477
                                                                =========    =========

     LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
     -------------------------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                              $  16,688    $  14,957
  Billings in excess of costs and estimated earnings
    on contracts in progress                                        2,558        2,957
  Accrued expenses                                                  5,956        9,988
  Parent company line of credit                                   117,333      105,842
  Current maturities of long-term debt                                298          485
  Other current liabilities                                         1,033        5,338
                                                                ---------    ---------

            Total current liabilities                             143,866      139,567

DEFERRED TAX LIABILITIES                                            4,276        5,166

LONG-TERM DEBT, less current maturities                               273          480

OTHER LIABILITIES                                                   1,526        1,880
                                                                ---------    ---------

            Total liabilities                                     149,941      147,093

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                      2,185        2,496

SHAREHOLDERS' EQUITY:
  Common stock, no par value; 15,000,000 shares authorized,
    12,510,172 shares issued and 6,411,707 shares outstanding      20,101       20,101
  Convertible preferred stock, no par value; 747,361
    shares authorized, issued and outstanding                       1,900        1,900
  Additional paid-in capital                                       88,239       88,239
  Retained earnings                                                40,612       48,042
  Treasury stock, 6,098,465 shares of common stock, at cost       (86,485)     (86,485)
  Accumulated other comprehensive loss, foreign currency
    translation adjustment                                         (1,401)        (909)
                                                                ---------    ---------
            Total shareholders' equity                             62,966       70,888
                                                                ---------    ---------
            Total liabilities, minority interest and
shareholders' equity                                            $ 215,092    $ 220,477
                                                                =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                  SERROT INTERNATIONAL, INC., AND SUBSIDIARIES
                  --------------------------------------------

              (A Wholly Owned Subsidiary of Waste Management, Inc.)
              -----------------------------------------------------

      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
      ---------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------

                                 (In Thousands)

                                                        2000         1999         1998
                                                      ---------    ---------    ---------

NET SALES                                             $ 186,947    $ 156,310    $ 165,250

COST OF SALES                                           167,697      138,746      129,544
                                                      ---------    ---------    ---------

                   Gross profit                          19,250       17,564       35,706

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES             27,940       26,048       17,887

MERGER-RELATED COSTS                                      1,744        9,228          -

STOCK OPTION COMPENSATION                                   -            -          1,745
                                                      ---------    ---------    ---------

                   Operating income (loss)              (10,434)     (17,712)      16,074

OTHER (EXPENSES) INCOME, net                               (845)      (1,859)      (4,882)
                                                      ---------    ---------    ---------

NET INCOME (LOSS) BEFORE MINORITY INTEREST AND
  INCOME TAXES                                          (11,279)     (19,571)      11,192

MINORITY INTEREST INCOME (EXPENSE)                          311         (250)        (625)
                                                      ---------    ---------    ---------

NET INCOME (LOSS) BEFORE INCOME TAXES                   (10,968)     (19,821)      10,567

BENEFIT (PROVISION) FOR INCOME TAXES                      3,538        6,414       (5,106)
                                                      ---------    ---------    ---------

NET INCOME (LOSS)                                        (7,430)     (13,407)       5,461

OTHER COMPREHENSIVE INCOME (LOSS), foreign currency
  translation adjustment                                   (492)       1,191         (830)
                                                      ---------    ---------    ---------

COMPREHENSIVE INCOME (LOSS)                           $  (7,922)   $ (12,216)   $   4,631
                                                      =========    =========    =========

 The accompanying notes are an integral part of these consolidated financial statements.

                  SERROT INTERNATIONAL, INC., AND SUBSIDIARIES
                  --------------------------------------------

              (A Wholly Owned Subsidiary of Waste Management, Inc.)
              -----------------------------------------------------

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 -----------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------

                      (In Thousands, Except Share Amounts)

                                                                      Convertible
                                             Common Stock           Preferred Stock     Additional
                                      ------------------------  ---------------------    Paid-In     Retained
                                          Shares       Amount     Shares      Amount     Capital     Earnings
                                      -------------  ---------  ----------  ---------  -----------  ----------

BALANCE, January 1, 1998                 12,510,172   $ 20,101     747,361   $  1,900   $      5     $  55,988
   Net loss                                  -          -           -          -          -              5,461
   Foreign currency
     translation adjustment                  -          -           -          -          -             -
   Purchase of treasury stock                -          -           -          -          -             -
                                      -------------  ---------  ----------  ---------  ---------    ----------

BALANCE, December 31, 1998               12,510,172     20,101     747,361      1,900          5        61,449
   Net loss                                  -          -           -          -          -            (13,407)
   Foreign currency
     translation adjustment                  -          -           -          -          -             -
   Capital contribution                      -          -           -          -          88,234        -
                                      -------------  ---------  ----------  ---------  ---------    ----------

BALANCE, December 31, 1999               12,510,172     20,101     747,361      1,900     88,239        48,042
   Net loss                                  -          -           -          -          -             (7,430)
   Foreign currency
     translation adjustment                  -          -           -          -          -             -
                                      -------------  ---------  ----------  ---------  ---------    ----------

BALANCE, December 31, 2000               12,510,172  $  20,101     747,361  $   1,900  $  88,239    $   40,612
                                      =============  =========  ==========  =========  =========    ==========

                                                                 Accumulated
                                           Treasury Stock           Other
                                      -----------------------    Comprehensive
                                        Shares       Amount      Income (Loss)     Total
                                      -----------  ----------  ----------------   --------

BALANCE, January 1, 1998                5,162,351   $ (73,379)      $ (1,270)     $   3,345
   Net loss                                -           -              -               5,461
   Foreign currency
     translation adjustment                -           -                (830)          (830)
   Purchase of treasury stock             936,114     (13,106)        -             (13,106)
                                      -----------  ----------  -------------     ----------

BALANCE, December 31, 1998              6,098,465     (86,485)        (2,100)        (5,130)
   Net loss                                -           -              -             (13,407)
   Foreign currency
     translation adjustment                -           -               1,191          1,191
   Capital contribution                    -           -              -              88,234
                                      -----------  ----------  -------------     ----------

BALANCE, December 31, 1999              6,098,465     (86,485)          (909)        70,888
   Net loss                                -           -              -              (7,430)
   Foreign currency
     translation adjustment                -           -                (492)          (492)
                                      -----------  ----------  -------------     ----------

BALANCE, December 31, 2000             6,098,465   $  (86,485) $      (1,401)    $   62,966
                                      ===========  ==========  =============     ==========

   The accompanying notes are an integral part of these consolidated financial statements.

                  SERROT INTERNATIONAL, INC., AND SUBSIDIARIES
                  --------------------------------------------

              (A Wholly Owned Subsidiary of Waste Management, Inc.)
              -----------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------

                                 (In Thousands)

                                                                                         2000         1999         1998
                                                                                      ---------    -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                   $ (7,430)    $  (13,407)   $   5,461
   Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
       Minority interest in income of consolidated subsidiaries                            (311)           250          625
       Provision for bad debts                                                              204          5,656        1,563
       Depreciation and amortization                                                      9,249          9,152        7,882
       Deferred income taxes                                                             (4,466)        (6,345)       1,004
       Loss on disposal of fixed assets and assets held for sale, net                     2,750          5,176           14
       Net change in operating assets and liabilities-
          Trade accounts receivable                                                        (473)         2,009        2,400
          Costs and estimated earnings in excess of billings on
            contracts in progress                                                        (1,142)          (372)         (10)
          Inventories                                                                     1,389         (2,104)         284
          Other assets                                                                   (1,517)         1,857          147
          Accounts payable                                                                1,729         (7,674)       1,262
          Billings in excess of costs and estimated earnings on
            contracts in progress                                                          (399)          (192)         495
          Accrued expenses                                                               (3,853)         1,736          782
          Other current liabilities                                                         105         (2,372)       3,211
          Other liabilities                                                                (354)        -                35
                                                                                      ---------    -----------   ----------

              Net cash provided by (used in) operating activities                        (4,519)        (6,630)      25,155
                                                                                      ---------    -----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of fixed assets                                                      871             75          529
   Purchases of fixed assets                                                             (7,527)        (8,470)      (8,132)
   Acquisitions of businesses, net of cash acquired                                      -             (32,776)      -
   Investments in partially owned equity affiliates                                        (551)        -            -
   Notes receivable                                                                         (92)        -            -
                                                                                      ---------    -----------   ----------

              Net cash used in investing activities                                      (7,299)       (41,171)      (7,603)
                                                                                      ---------    -----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from Parent line of credit                                               11,536        105,108       14,589
   Purchase of treasury stock                                                            -              -           (13,106)
   Payments on long-term debt, net                                                         (394)       (51,667)     (19,711)
                                                                                      ---------    -----------   ----------

              Net cash provided by (used in) financing activities                        11,142         53,441      (18,228)
                                                                                      ---------    -----------   ----------

                  SERROT INTERNATIONAL, INC., AND SUBSIDIARIES
                  --------------------------------------------

              (A Wholly Owned Subsidiary of Waste Management, Inc.)
              -----------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------

                                 (In Thousands)

                                   (Continued)

                                                                                         2000          1999          1998
                                                                                       --------     ----------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
   CASH EQUIVALENTS                                                                    $   (270)    $    1,095    $    (118)
                                                                                       --------     ----------    ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (946)         6,735         (794)

CASH AND CASH EQUIVALENTS, beginning of year                                             12,066          5,331        6,125
                                                                                       --------     ----------    ---------

CASH AND CASH EQUIVALENTS, end of year                                                 $ 11,120     $   12,066    $   5,331
                                                                                       ========     ==========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest                                                              $     63     $    1,144    $   5,317
                                                                                       ========     ==========    =========

   Cash paid for income taxes                                                          $  1,413     $       30    $   1,868
                                                                                       ========     ==========    =========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     Note receivable for fixed assets transferred to Naue Serrot Europe                $  4,758     $   -         $  -
                                                                                       ========     ==========    =========

     Fixed assets contributed to partially owned equity affiliates                     $  1,272     $   -         $  -
                                                                                       ========     ==========    =========

                  The accompanying notes are an integral part of these consolidated financial statements.

                  SERROT INTERNATIONAL, INC., AND SUBSIDIARIES
                  --------------------------------------------

              (A Wholly Owned Subsidiary of Waste Management, Inc.)
              -----------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                DECEMBER 31, 2000
                                -----------------

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES:

Basis of Presentation
---------------------

Serrot International, Inc. (an Illinois corporation), and subsidiaries are wholly owned by Waste Management, Inc. (the Parent). Serrot International, Inc., and its wholly owned and partially owned subsidiaries, Serrot Corporation (formerly known as Serrot Acquisition Corporation and subsidiaries (SAC)); Columbia Geosystems, Ltd.; Geolining Abdichtungstechnik GmbH (Geolining); Serrot International Chile S.A. (Serrot Chile), its 99.9998 percent owned subsidiary; F.L.I. International Limited, its 80 percent owned subsidiary; and Bentofix Technologies Inc. (formally known as Albarrie Naue, Ltd.), its 51 percent owned subsidiary (collectively, the Company), are engaged in the manufacture, sale and installation of flexible membrane linings for environmental protection and other uses, including landfill liners. Inherent in these applications are potential risks associated with product failure.

Principles of Consolidation and
Equity Method Investments
-------------------------------

The consolidated financial statements include the accounts of Serrot International, Inc., and its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated.

The assets and liabilities of the Company's foreign subsidiaries, Columbia Geosystems, Ltd., Bentofix Technologies Inc., Geolining, F.L.I. International Limited and Serrot Chile, are translated from their local currencies to U.S. dollars at the rates of exchange at the balance sheet dates, while income statement accounts are translated at the average exchange rates in effect during the period in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." The resulting translation adjustments are charged or credited directly to foreign currency translation adjustment, a component of shareholders' equity.

During March 2000, the Company entered into a joint venture agreement (the Agreement) with Naue Fasertechnik GmbH & Co. (Naue) that sets forth the terms and conditions by which the Company transferred certain assets in exchange for a receivable of 5.1 million Euros and contributed .6 million Euros to a newly created limited liability company named Naue Serrot Europe Beteiligungs GmbH (the LLC). In accordance with the Agreement, Naue assumed 60 percent of the limited liability capital and made loans available to the LLC of 2.7 million Euros and the Company assumed 40 percent of the limited liability capital. The Company accounts for its interest in the LLC using the equity method (see Notes 12 and 13).

In April 2000, the Company created a new 99.9998 percent owned subsidiary, Serrot Chile, for the purpose of conducting business in South America. In April 2000, Serrot Chile entered into a joint venture agreement to establish Recubrimientos E Impermeabilizaciones Serrot Chile Limitada (Serrot Limitada), owning 50 percent of the joint venture. As part of the agreement, Serrot Chile agreed to make an initial capital contribution of $.5 million, plus contribute equipment and machinery with a value of $1.0 million and agreed to lend or guarantee obligations of the joint venture for an amount of up to $1.0 million. Serrot Chile consolidates its interest in the joint venture and records minority interest for the noncontrolling interest held by other investors (see Notes 1 and 14).

Cash and Cash Equivalents
-------------------------

For purposes of the balance sheets and the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Credit Risks
------------

The Company regularly grants trade credit to its customers, which consist primarily of landfill operations located throughout North America and Europe.

The Company enters into agreements with major customers, establishing pricing policies for periods of one to two years. Sales to the Parent were 23 percent, 14 percent and 37 percent of consolidated net sales for 2000, 1999 and 1998, respectively, and were billed in accordance with a pricing agreement, which provided for slightly greater gross profit margins as compared to comparable third-party sales through July 1999. Subsequent to July 1999, gross profit margins on sales to the Parent were reasonably consistent with comparable third-party sales. No other customer accounted for more than 10 percent of consolidated net sales during 2000, 1999 or 1998.

At December 31, 2000 and 1999, trade accounts receivable included amounts due from the Parent approximating 11 percent and 20 percent, respectively, of the Company's accounts receivable balance, net. No other customer accounted for more than 10 percent of accounts receivable as of December 31, 2000 or 1999.

Concentrations of credit risk with respect to trade and contract receivables are limited due to the creditworthiness of the customers comprising the majority of the Company's customer base. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support receivable balances. The Company establishes an allowance for doubtful accounts receivable based on factors surrounding the credit risk of specific customers and other information.

Inventories
-----------

Inventories consist entirely of raw materials (including nonconforming materials), finished goods and supplies and are stated at the lower of cost or net realizable value, using the first-in, first-out method (see Note 14).

Fixed Assets and Depreciation
-----------------------------

Fixed assets are recorded at cost. Additions and improvements are capitalized while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. When property is retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in other income (expense).

Fixed assets are depreciated using the straight-line method over their estimated useful lives as follows:

        Buildings                                      10 to 31 years
        Machinery and equipment                         2 to 15 years
        Transportation equipment                        3 to 5 years
        Office furniture and fixtures                   3 to 7 years
        Leasehold improvements                Lesser of useful lives of
                                                assets (3 to 7 years) or
                                                the related lease term

Warranty Costs
--------------

The Company accrues for estimated future expenditures related to product warranties on sales and installation of linings. At December 31, 2000 and 1999, the Company had accrued approximately $.8 million and $.4 million, respectively, of warranty costs.

Goodwill
--------

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years.

During 2000, 1999 and 1998, amortization expense was approximately $2.2 million, $2.2 million and $1.8 million, respectively.

Most of the goodwill balances reflect amounts accumulated by the Parent, the sole shareholder of the Company, pursuant to a series of step transactions consummated by the Parent to acquire the outstanding minority interest of National Seal Company prior to the consummation of the transaction described in
Note 2.

The application of purchase accounting and SAB Nos. 54 and 73, "Push Down Basis of Accounting Required in Certain Limited Circumstances," to the stand-alone financial statements of the Company, as pertaining to the previously described transactions, has resulted in the following adjustments to the respective balance sheet and income statement captions which were pushed down to and reflected in the accompanying consolidated financial statements as of and for the years ended December 31, 2000, 1999 and 1998, respectively, and which are representative of fair value allocation such that all accounts not adjusted were determined to be at fair value (in thousands):

                                 2000        1999        1998
                               --------    --------    --------

Goodwill                       $ 73,741    $ 73,741    $ 60,058
Accumulated amortization        (10,476)     (8,525)     (6,545)
                               --------    --------    --------

          Goodwill, net        $ 63,265    $ 65,216    $ 53,513
                               ========    ========    ========

Intercompany payable           $ 73,741    $ 73,741    $ 60,058
Beginning retained earnings       8,525       6,545       4,962
Amortization expense              1,951       1,980       1,583

Long-Lived Assets
-----------------

The Company reviews for impairment whenever events or changes in circumstances indicate that the remaining estimated useful life of tangible and intangible long-lived assets may warrant revision or that the balance may not be recoverable. The Company evaluates possible impairments by comparing estimated future cash flows, before interest expense and on an undiscounted basis, and the net book value of assets including costs in excess of net assets acquired. If undiscounted cash flows are insufficient to recover assets, further analysis is performed in order to determine the amount of the impairment.

In its consolidated balance sheets, the Company has classified certain assets as current assets held for sale. These assets are valued at the lower of cost or net realizable value.

Revenue Recognition
-------------------

The Company recognizes revenue from the sales of linings when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. When the Company is involved in the installation of liner material, revenues are recognized on the percentage-of-completion method, measured by the estimated percentage of cost incurred to date compared to the estimated total costs for each contract.

With respect to the installation of liner material which is accounted for using the percentage-of-completion method, costs and estimated earnings in excess of billings represent the excess of contract costs and profit recognized over billings to date on certain contracts incomplete as of year-end. Billings in excess of costs and estimated earnings represent the excess of billings to date over the amount of contract costs and profit recognized on certain contracts incomplete as of year-end. The contract receivable amount retained by customers at

December 31, 2000 and 1999, was approximately $2.0 million and $2.5 million, respectively, and is included in trade accounts receivable in the accompanying consolidated balance sheets. There were no retainages payable to subcontractors in accordance with contract provisions at December 31, 2000.

Cost Recognition
----------------

Cost of sales includes all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred.

Provision for estimated losses on contracts in progress related to the installation of lining systems are made in the period in which such losses are determined. Changes in performance, job conditions and estimated profitability, plus final contract settlements, may result in revisions to cost estimates.

Fair Value of Financial Instruments
-----------------------------------

The fair value of financial instruments classified as current assets or liabilities approximates the carrying value due to the short-term maturity of the instruments. The fair value of long-term receivables is based on discounted cash flows or other specific instrument analysis. The fair value of long-term debt instruments is based on market prices, where available, or current borrowing rates available for financings with similar terms and maturities. The fair value of all financial instruments approximates carrying value at December 31, 2000. The fair value of the interest rate swap is the estimated value that the Company would receive or pay if the swap were terminated at the reporting date, taking into account current interest rates (see Note 9).

Income Taxes
------------

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which utilizes an asset and liability approach to accounting for income taxes (see Note 7).

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, percentage-of-completion accounting, the allowance for doubtful accounts, inventory values, depreciation, amortization, warranty claims, self insurance, sales returns and income taxes. Actual results could differ materially from those estimates and will be accounted for in the period identified.

Recently Issued Accounting Pronouncements
-----------------------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in the Company's contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on the hedged item in the statement of operations and requires that the Company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities, Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities," shall be effective for the Company on January 1, 2001. SFAS No. 133 cannot be applied retroactively. The Company's January 1, 2001, adoption of this statement did not have a material impact on its financial position or results of operations.

In December 1999, the Securities and Exchange Commission released SAB No. 101, "Revenue Recognition." SAB No. 101 provides registrants guidance on the recognition, presentation and disclosure of revenue in financial statements and was required to be adopted by the Company in the fourth quarter of 2000. As the Company's policies were already consistent with SAB No. 101, the adoption of this statement did not have an effect on revenue recognition.

In September 2000, the Emerging Issues Task Force reached a consensus on Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." Issue 00-10 requires that all amounts billed to customers related to shipping and handling be classified as revenues. In addition, Issue 00-10 specifies that the classification of shipping and handling costs is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board (APB) Opinion No. 22, "Disclosure of Accounting Policies." A company may adopt a policy of including shipping and handling costs in cost of sales. If shipping and handling costs are not included in costs of sales, a company should disclose both the amount of such cost and the line item in the statement of operations which includes those costs. The Company adopted Issue 00-10 in 2000 and included these amounts in cost of sales.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001, be accounted for using the purchase method. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization over its useful life; rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair value based test. Under SFAS No. 142, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. The Company is required to adopt SFAS No. 141 and No. 142 on January 1, 2002. The Company has not assessed the impact of the new FASB statements on its financial position or results of operations.

In August 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS No. 143 is effective for the Company beginning January 1, 2003. The Company has not assessed the impact of the new FASB statement on its financial position or results of operations.

In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 establishes a single accounting method for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and extends the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 also requires that an impairment loss be recognized for assets held for use when the carrying amount of an asset (group) is not recoverable. The carrying amount of an asset (group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (group), excluding interest charges. Estimates of future cash flows used to test the recoverability of a long-lived asset (group) must incorporate the entity's own assumptions about its use of the asset (group) and must factor in all available evidence. SFAS No. 144 is effective for the Company for the quarter ended March 31, 2002. The Company has not assessed the impact of the new FASB statement on its financial position or results of operations.

Notes Receivable
----------------

At December 31, 2000, notes receivable consist primarily of loans with related parties (see Note 12).

Minority Interest in Consolidated Subsidiaries
----------------------------------------------

Minority interest in consolidated subsidiaries represents .0002 percent, 20 percent and 49 percent of the noncontrolling interest held by other investors in Serrot Chile, F.L.I. International, Ltd., and Bentofix Technologies Inc., respectively. The Company recorded minority interest income (expense) of approximately $.3 million and $(.3 million) and $(.6 million) in 2000, 1999 and 1998, respectively, to reflect the portion of the income (losses) applicable to minority interest holders.

Other Expenses
--------------

Other expenses include interest expense, net of interest income, of $.1 million, $.5 million and $5.1 million in 2000, 1999, and 1998, respectively.

Stock Options
-------------

In October 1996, the Company adopted a new stock option plan (the Plan). Under the Plan, the Company may issue options to purchase common stock to key employees of the Company and its wholly owned subsidiaries. The Plan is administered by a committee, which is appointed by the board of directors. The committee shall determine the terms of the award, including the amount, exercise price of options and number of shares to be granted. The exercise price is calculated based on a formula, as defined by the Plan, which equals the estimated fair market value at the time of grant. The option terms shall not exceed seven years. The Company has reserved 1,140,000 shares of common stock for issuance under the Plan. In December 1996, the Company issued four classes of options for a total of 715,251 shares. These options are exercisable commencing March 1 and ending April 30 for each of the years 2000, 2001, 2002 and 2003. Holders of Class 4, which consists of several former owners of the Company, are required to exercise some portion of their options before any other class is able to exercise their awards.

In September 1998, the Company canceled all of its options outstanding (1,015,561) and terminated the Plan. In terminating the Plan, the Company paid each option holder the fair market value of $14.00 per option, resulting in the Company recording a compensation charge of $1,745,000, representing the difference between the amount paid and the option price of $8.19.

The stock activity for the Company's Plan for the year ended December 31, 1998, was as follows:

                                                                    Option
                                                 Shares           Price Rate
                                             -------------   -----------------

Outstanding as of December 31, 1997                715,251     $14.00 - $20.20
   Issued                                          300,310          $8.19
   Exercised                                        -                 -
   Canceled                                     (1,015,561)     $8.19 - $20.20
                                             -------------   -----------------
Outstanding as of December 31, 1998                 -                 -
                                             =============   =================

Comparative Figures
-------------------

Certain of the 1998 and 1999 comparative figures have been restated to conform to the 2000 presentation.

2. ACQUISITION OF SERROT ACQUISITION CORPORATION
   AND SUBSIDIARIES:
   ---------------------------------------------

On July 30, 1999, Serrot International, Inc., and subsidiaries (formerly known as National Seal Company and subsidiaries) (wholly owned by Waste Management, Inc.) completed the acquisition of all of the outstanding shares of SAC, pursuant to a stock purchase agreement (the Stock Purchase Agreement). The consideration paid consisted of approximately $10.1 million in cash and approximately $22.7 million to retire debt. In the event of the occurrence of any transaction including consummation by the Company of any merger, liquidation, exchange, reorganization, consolidation, sale of assets, or other transaction or series of transactions which results in either (a) the acquisition by any individual, entity or group of beneficial ownership of 50 percent or more of either (i) the outstanding shares of common stock (or common stock equivalents) of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or (b) the sale, assignment, lease or other disposition of all or substantially all of the Company's assets, whether now owned or hereafter acquired, before December 31, 2010, then the former shareholders shall be entitled to receive from the Company an aggregate amount calculated as set forth in the Stock Purchase Agreement, which is calculated using a base amount of the sum of shareholders' equity plus $3.1 million. If such transaction is not consummated by December 31, 2000, certain former shareholders shall become entitled to receive an amount equal to 31.815 percent of the Company's pro forma after-tax net income, excluding the impact of any management fee paid by the Company, determined for each fiscal year (but not for any portion of the fiscal year in which a transaction is consummated) during the period commencing on January 1, 2000, and ending upon the earlier of a transaction or December 31, 2010. Such an aforementioned transaction was not consummated by December 31, 2000. However, the Company was in a pro forma after-tax net loss position for fiscal year 2000; thus no accrual was recorded.

The acquisition of SAC has been accounted for as a purchase, and the results of operations of SAC have been included in the consolidated financial statements beginning August 1, 1999. The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and SAC as if the acquisition had occurred at January 1, 1998, with pro forma adjustments to give effect to net decrease in interest expense resulting from the retirement of debt:

                              1999        1998
                            --------    --------

Revenues                    $199,965    $239,092
Net income (loss)            (12,458)      5,627

The pro forma results are not necessarily indicative of what actually would have occurred if SAC had been owned for the entire period presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from the combined operations.

The Company recorded a $1.7 million and a $9.2 million net charge in 2000 and 1999, respectively, for merger-related costs associated with the acquisition of SAC. Included in this total are facility closures and write-downs of redundant property, plant and equipment of approximately $5.2 million, severance and other employee-related costs of $2.4 million and contract termination costs of $1.6 million. At December 31, 2000, the contract termination and severance costs were included in accrued expenses in the accompanying consolidated balance sheet in the amount of $.5 million and will be paid during 2001. In connection with this transaction during 1999, fixed assets of approximately $8.6 million were transferred to assets held for sale. As of December 31, 2000, the assets held for sale balance is $1.9 million and consists primarily of surplus real estate. For operations classified as held for sale, the Company suspends depreciation on the underlying assets. For the year ended December 31, 2000, the Company recorded an impairment of $.9 million relating to assets held for sale, which is included in selling, general and administrative expenses.

3. TRADE ACCOUNTS RECEIVABLE:
   --------------------------

Trade accounts receivable at December 31, 2000 and 1999, were comprised of the following (in thousands):


                                                   2000            1999
                                                 --------        --------
Contracts-
   Completed                                     $ 35,163        $ 35,432
   In progress                                     11,330          11,382
   Retentions                                       2,017           2,519
                                                 --------        --------
                                                   48,510          49,333
Less- Allowance for doubtful accounts              (8,396)         (9,453)
                                                 --------        --------

                      Total                      $ 40,114        $ 39,880
                                                 ========        ========

4. INVENTORIES:
   ------------

Inventories at December 31, 2000 and 1999, were comprised of the following (in thousands):

                                         2000             1999
                                        -------          -------

Raw materials and supplies              $ 9,852          $11,803
Finished goods                           19,865           19,448
                                        -------          -------

                  Total                 $29,717          $31,251
                                        =======          =======

Raw materials as of December 31, 2000 and 1999, include nonconforming materials of approximately $3.8 million and $1.0 million, respectively, which are available for resale or reuse as raw materials in the manufacturing process. The Company has valued this nonconforming inventory at its estimated net realizable value which is less than cost. The use of such materials in normal production and installation contracts is limited. However, management believes that these materials will be fully utilized in operations in a reasonable period of time.

5. COSTS AND ESTIMATED EARNINGS:
   -----------------------------

Costs and estimated earnings at December 31, 2000 and 1999, consist of the following (in thousands):

                                                2000           1999
                                              --------       --------

Costs incurred on contracts in progress       $ 69,444       $ 49,763
Estimated earnings to date                      12,188          6,266
                                              --------       --------
                                                81,632         56,029
Less- Billings to date                         (79,631)       (55,464)
                                              --------       --------

                      Total                   $  2,001       $    565
                                              ========       ========

These costs and estimated earnings amounts are included in the accompanying consolidated balance sheets under the following captions at December 31, 2000 and 1999 (in thousands):

                                                              2000        1999
                                                             -------    -------

Costs and estimated earnings in excess of billings on
   contracts in progress                                     $ 4,664    $ 3,522
Billings in excess of costs and estimated earnings on
   contracts in progress                                      (2,558)    (2,957)
Deferred revenue, included in other current liabilities         (105)       -
                                                             -------    -------

                           Total                             $ 2,001    $   565
                                                             =======    =======

6. FIXED ASSETS:
   -------------

Fixed assets at December 31, 2000 and 1999, consist of the following (in thousands):

                                                      2000          1999
                                                    --------      --------
Land                                                $  2,389      $  2,561
Buildings                                             14,210        13,869
Leasehold improvements                                 1,713         1,359
Machinery and equipment                               51,748        59,083
Transportation equipment                               3,827           192
Office furniture and fixtures                          7,431         5,808
                                                    --------      --------
                                                      81,318        82,872
Less- Accumulated depreciation and amortization      (35,329)      (35,630)
                                                    --------      --------

                       Fixed assets, net            $ 45,989      $ 47,242
                                                    ========      ========

7. INCOME TAXES:
   -------------

For the year ended December 31, 2000, the allocation of consolidated taxes of the Parent to the Company is determined as if the Company prepared a separate tax return in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities (including any valuation allowance) are recognized and maintained on a corporatewide basis by the Parent. All of the Company's domestic net operating losses as of December 31, 2000, have been utilized by the Parent. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The principal differences arise as a result of the use of accelerated depreciation and amortization methods for federal income tax reporting purposes, certain inventory costs required to be capitalized for tax purposes, and certain reserves expensed currently for financial reporting purposes.

The Company has concluded that development and expansion of its foreign business will require that a portion of the undistributed earnings of Columbia Geosystems, Ltd., Geolining, Bentofix Technologies Inc., F.L.I. International Limited and Serrot Chile be reinvested outside the United States. Through December 31, 2000, the cumulative amount of undistributed earnings of its foreign subsidiaries on which the Company has not recognized income tax in the United States is approximately $14.4 million. Since it is the Company's intention to reinvest these earnings into the foreign subsidiaries' ongoing operations, the Company has not provided deferred taxes on possible remittances for future earnings from these subsidiaries.

The Company determines its provision (benefit) for income taxes and related asset and liability accounts on a separate entity basis. Income tax data and benefit for the years ended December 31, 2000, 1999 and 1998, are as follows (in thousands):

                                                 2000        1999        1998
                                               --------    --------    --------
Income (loss) before (benefit) provision for
   income taxes-
     Domestic                                  $(13,165)   $(22,963)   $  6,625
     International                                2,197       3,142       3,942
                                               --------    --------    --------

                                               $(10,968)   $(19,821)   $ 10,567
                                               ========    ========    ========

Provision for income tax-
   Current-
     Federal                                     $  -      $    144    $  3,376
     State                                          -          (555)        726
     Foreign                                        928         -           -
                                               --------    --------    --------

         Total current tax provision (benefit)      928        (411)      4,102

   Deferred income tax provision (benefit)       (4,466)     (6,003)      1,004
                                               --------    --------    --------

         Provision (benefit) for income taxes  $ (3,538)   $ (6,414)   $  5,106
                                               ========    ========    ========

The benefit for income taxes differs from amounts computed by applying the federal income tax rate of 35 percent for 2000, 1999 and 1998 to income before provision (benefit) for federal income taxes for the following reasons:

                                                2000        1999        1998
                                             ----------  ----------   --------

Statutory federal rate                        (35.00)%    (35.00)%     35.00%
State taxes, net of federal benefit            (2.72)      (5.52)       5.12
Nondeductible goodwill                          8.77        3.50        4.97
Other                                          (3.31)       4.66        3.23
                                             -------     -------      ------

                                              (32.26)%    (32.36)%     48.32%
                                             =======     =======      ======

The components of deferred taxes at December 31, 2000, 1999 and 1998, consist of the following (in thousands):

                                             2000      1999       1998
                                           -------    -------    -------

Current deferred tax assets-
   Inventory cost capitalization           $   263    $   123      $ -
   Reserves and accruals                     1,881      3,366      1,005
   Foreign net operating losses                440        -          -
   Bad debt provision                        3,504      3,900        634
   Other, net                                  -         (241)       447
                                           -------    -------    -------
                                             6,088      7,148      2,086
                                           -------    -------    -------

Noncurrent deferred tax liabilities-
   Accelerated tax depreciation             (3,982)    (6,786)    (6,149)
   Employee agreement                          -          (77)       (81)
   Net operating loss                          -        1,697        -
   Reserves and other                         (294)       -          651
                                           -------    -------    -------
                                            (4,276)    (5,166)    (5,579)
                                           -------    -------    -------

      Net deferred tax asset (liability)   $ 1,812    $ 1,982    $(3,493)
                                           =======    =======    =======

At December 31, 2000, the Company's foreign subsidiaries have approximately $1.1 million of net operating loss (NOL) carryforwards. These foreign NOL carryforwards may be carried forward indefinitely.

8. LINE OF CREDIT:
   ---------------

The Company has a line of credit with the Parent, which is payable upon demand. The line is noninterest-bearing and is secured by substantially all assets of the Company. At December 31, 2000 and 1999, there was approximately $117.3 million and $105.8 million, respectively, borrowed under the line of credit.

9. LONG-TERM DEBT:
   ---------------

Long-term debt at December 31, 2000 and 1999, consists of the following (in thousands):

                                                 2000       1999
                                                -------    -------

Mortgage payable, monthly payments of
   principal and interest of C$16,513, with
   balance due March 2003, including interest
   at 8%, secured by land and
   building in Canada                           $   272    $   392
Other                                               299        573
                                                -------    -------
                                                    571        965
Less- Current portion                              (298)      (485)
                                                -------    -------

                    Long-term portion           $   273    $   480
                                                =======    =======

At December 31, 2000, principal maturities of long-term debt payments are as follows (in thousands):

        Years ending December 31-
           2001                                        $ 298
           2002                                          192
           2003                                           67
           2004                                           14
                                                      ------

                           Total                      $  571
                                                      ======

The Company entered into an interest rate swap agreement with LaSalle National Bank in January 1996 to manage interest rate risk. The agreement was entered into for risk management purposes only and not for trading purposes. The Company swapped its floating 90-day LIBOR rate for a fixed rate of 5.8 percent on $35,000,000 for a period of seven years. The impact on interest expense from the execution of the swap agreement was to increase interest expense by $71,413 for the year ended December 31, 1998. The fair value of the interest rate swap was $(669,000) as of December 31, 1998. In February 1999, the Company repaid its $50 million term loan with funds received from the Parent, through the Parent company line of credit. In connection with the loan repayment, the interest rate swap agreement, along with any related future interest expense/income and any realized gains or losses on termination, was transferred to the Parent's treasury department which manages interest rate risk exposure on a consolidated basis.

10. EMPLOYEE BENEFIT PLAN:
    ----------------------

The Company has an employee benefit plan under Section 401(k) of the Internal Revenue Code. The Company makes discretionary contributions to the plan on behalf of the individual participants. For the years ended December 31, 2000, 1999 and 1998, contributions of approximately $.3 million, $.2 million and $.3 million, respectively, were made to the plan and charged to expense.

11. COMMITMENTS AND CONTINGENCIES:
    ------------------------------

Lease Commitments
-----------------

The Company leases office and manufacturing facilities and various equipment under operating leases. Future minimum annual lease payments under such leases as of December 31, 2000, are as follows (in thousands):

        Year ending December 31-
           2001                                       $1,281
           2002                                        1,044
           2003                                          659
           2004                                          233
           2005                                           67
                                                      ------

            Total                                     $3,284
                                                      ======

Rent expense for the years ended December 31, 2000, 1999 and 1998, amounted to approximately $3.8 million, $.7 million and $.6 million, respectively.

Legal
-----

Various lawsuits, claims and proceedings of a nature considered normal by the Company to its businesses are pending against the Company and certain of its subsidiaries. Based on a review of the current facts and circumstances (including matters discussed below), management has provided for what is believed to be a reasonable estimate of the exposure to loss associated with these matters. While acknowledging the uncertainties of litigation, management believes that these matters (including litigation noted below) will be resolved without a material effect on the Company's financial position or results of operations (see Note 14).

The Company's subsidiary, Columbia Geosystems Ltd. (Columbia), is one of a number of third-party defendants named in a cost recovery litigation being pursued under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). This litigation relates to the Summitville gold mine in southwest Colorado. The case was commenced in 1996 by the United States and the state of Colorado suing Robert M. Friedland (Friedland), one of the organizers of Summitville Consolidated Mining Company, Inc., for an amount in excess of $100 million. In 1999, Friedland brought third-party claims against Columbia and virtually every other party who had any role in the design, construction or any other aspects of the Summitville mine. Two other defendants in the case - the Aztec Group and ICC - also filed third-party claims against Columbia mirroring Friedland's claims. Columbia's involvement at Summitville consisted of supplying and installing a polyethylene liner on the heap leach pad at the gold mine. Columbia has answered the third-party complaints filed by Friedland, ICC and Aztec and has actively defended the case. In June 2001, the court granted Columbia's summary judgment motion as to "arranger" liability but denied its motion as to "operator" liability because the court concluded that material issues of fact remain in dispute and should be tried. No trial date has been set. A further status conference in the case is scheduled for December 2001. In the meantime, Columbia has entered into settlement negotiations with Friedland who, by virtue of earlier assignments of ICC's and Aztec's claims, also has authority to negotiate on behalf of ICC and Aztec. The proposed settlement does not involve a payment to Friedland; rather, Columbia would assign to Friedland whatever claims it might have against its liability insurer for coverage related to Columbia's activities at the Summitville gold mine.

12. RELATED-PARTY TRANSACTIONS:
    ---------------------------

The following related-party transactions exist as of December 31, 2000 and 1999 (in thousands):

                                                           2000        1999
                                                       -----------  -----------
Trade accounts receivable from Parent                  $     4,295  $     8,137
Advance to employees                                            57          209
Noninterest-bearing note payable to Parent                 117,333      105,842
Note receivable from the LLC(a)                              4,758       -

-------------------
(a) The legal events dated October 31, 2001, and November 6, 2001, described in
    Note 14 may impact the recoverability of this note in the future.

The Company participates in consolidated insurance programs administrated by the Parent on behalf of certain of its subsidiaries. Under these programs, a broad range of coverages is provided, including general liability, automobile liability, workers' compensation, property, health and medical, and such other coverages as deemed necessary. Some of these coverages are subject to varying retentions of risk. Pursuant to such insurance programs, the Company was allocated insurance premiums based on various factors, including payroll costs, employee elections and other available information. Additionally, the Company was also allocated a charge for certain claims directly related to its operations. For the years ended December 31, 2000, 1999 and 1998, the Company incurred charges of approximately $.7 million, $1.1 million and $.9 million, respectively. It was not practical to determine the amount of insurance cost of the Company if it had operated on a stand-alone basis. The decrease in insurance charges in 2000 is primarily due to a reduction in insurance allocations by the Parent. The Company has also accrued an estimate of potential liability for known and estimated potential claims occurring prior to the Company's acquisition by the Parent. Management represents that the Parent will indemnify all existing claims of the Company in excess of predetermined stop-loss amounts determined by the Parent as of December 31, 2000.

13. INVESTMENTS IN PARTIALLY
    OWNED EQUITY AFFILIATES:
    ------------------------

Investments in partially owned equity affiliates consist primarily of the Company's 40 percent ownership interest in the LLC. The Company's investments in and amounts due from this partially owned equity affiliate amounted to approximately $.6 million and $4.8 million, respectively, at December 31, 2000. In 2000, the Company's equity in the net earnings of this partially owned equity affiliate was $.1 million, which is included in other expense, net. The Company received no dividends based on its equity interests in this company during 2000.

Summarized unaudited financial information for the LLC as of and for the year ended December 31, 2000, is as follows (in thousands):

Current assets                            $  2,577
Property, plant and equipment, net           7,988
Other assets                                 4,104
                                          --------

           Total assets                   $ 14,669
                                          ========

Current liabilities                       $  4,019
Long-term debt                               9,542
Total shareholders' equity                   1,108
                                          --------

           Total liabilities and equity   $ 14,669
                                          ========

Net sales                                 $ 11,299
Gross profit                                 2,825
Net loss                                      (304)

14. SUBSEQUENT EVENTS:
    ------------------

The Company has received a request dated October 31, 2001, for payment of C$2.5 million from Naue pursuant to the royalty provisions of the license agreement between Bentofix Technologies, Inc., and Naue dated April 1, 1992. As of December 20, 2001, the Company has not assessed the probable outcome of this request for payment.

The Company received a notification dated November 6, 2001, from Naue for 12 million Euros for claims Naue intends to seek against the Company for damages Naue states it has suffered and will suffer from the pending sale of the Company to Gundle/SLT Environmental, Inc. (GSE) (see Note 2). As of December 20, 2001, the Company has not assessed the probable outcome of this claim.

In November 2001, the LLC wrote down equipment, including those assets underlying the LLC's note payable of 4.758 million Euros (see Note 12) to the Company, by 2.2 million Euros. As of December 20, 2001, the Company has not assessed the impact this may have on the collectibility of the note receivable. Accordingly, no adjustment has been made to the accompanying consolidated financial statements.

On November 16, 2001, the Company received a notification from Mr. Michael Flynn, a managing director and shareholder in F.L.I. International Limited, Ireland (FLI), alleging that the Parent's intention to sell the Company has caused very significant and irreparable damage to FLI. The notification invites the Company to propose as to how Mr. Flynn should be compensated for the damages caused to him. On November 28, 2001, preliminary summons to appear in court were filed. On December 7, 2001, the Company was notified that an injuncture order against the Company on the pending sale (see Note 2) may be sought in the immediate future. As of December 20, 2001, the Company has not assessed the probable outcome of this notification.

In November 2001, the Company sold its interest in Serrot Chile to the other venture partner of Chile Limitada, resulting in a loss from the sale to the Company of approximately $4.7 million. At December 31, 2000, the net assets of Serrot Chile were not material.

In November 2001, the Company entered into an agreement to sell certain inventories, consisting primarily of nonconforming inventories, to the other venture partner of Chile Limitada. The Company recorded a reserve of approximately $1.9 million as a valuation adjustment. This amount is not recorded in the accompanying consolidated financial statements.

As of December 20, 2001, the Company is classified as held for sale by the Parent. The Parent is in negotiations to sell the Company's stock and/or assets to GSE and Firestone Building Products Company (Firestone).

15. UNAUDITED EVENTS SUBSEQUENT
    TO THE DATE OF AUDITORS' REPORT:
    --------------------------------

On January 23, 2002, the Parent announced that it had agreed to sell the stock of the Company to GSE for $30 million. Closing of the acquisition is expected to take place in the next few days.

On January 25, 2002, certain of the Company's roofing materials business assets were sold to Firestone.

SERROT INTERNATIONAL, INC.
AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Waste Management, Inc.)

Consolidated Financial Statements
As of September 30, 2001

Unaudited

SERROT INTERNATIONAL, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Waste Management, Inc.)

Consolidated Balance Sheet
September 30, 2001
(in thousands, except share amounts)
(Unaudited)

                                                                                         September 30,
                                                     Assets                                  2001
                                                     ------                                ---------
Current Assets:
   Cash and cash equivalents                                                               $  11,360
   Trade accounts receivable, net of allowance for doubtful accounts of $9,371                51,124
   Costs and estimated earnings in excess of billings on contracts in progress                 1,861
   Inventories                                                                                23,391
   Deferred tax assets                                                                         5,241
   Other current assets                                                                        3,793
   Assets held for sale                                                                        1,800
                                                                                           ---------

                  Total current assets                                                        98,570

Notes Receivable, net of current portion                                                       3,661
Fixed Assets, net                                                                             41,575
Goodwill, net of accumulated amortization of $13,426                                          65,866
Other Assets                                                                                   1,515
                                                                                           ---------

                  Total assets                                                             $ 211,187
                                                                                           =========

                                 Liabilities, Minority Interest and Shareholders' Equity
                                 -------------------------------------------------------
Current Liabilities:
   Accounts payable                                                                        $  21,267
   Billings in excess of costs and estimated earnings on contracts in progress                 2,641
   Accrued expenses                                                                            3,282
   Parent company line of credit                                                             116,945
   Current maturities of long-term debt                                                          226
   Income taxes payable                                                                        3,296
    Other current liabilities                                                                    287
                                                                                           ---------

                  Total current liabilities                                                  147,944

Deferred tax liabilities                                                                         926
Long-term debt, less current maturities                                                          222
Other Liabilities                                                                                616
                                                                                           ---------

                  Total liabilities                                                          149,708
                                                                                           ---------

Minority Interest in Consolidated Subsidiaries                                                 1,563
                                                                                           ---------

Shareholders' Equity:
   Common stock, no par value; 15,000,000 shares authorized; 12,510,172 shares issued
     and 6,411,707 shares outstanding                                                         20,101
   Convertible preferred stock, no par value; 747,361 shares authorized,
     issued and outstanding                                                                    1,900
   Additional paid-in capital                                                                 88,239
   Retained earnings                                                                          38,901
   Treasury stock, 6,098,465 shares of common stock, at cost                                 (86,485)
   Accumulated other comprehensive
       loss - foreign currency translation adjustment                                         (2,740)
                                                                                           ---------

                  Total shareholders' equity                                                  59,916
                                                                                           ---------

                  Total liabilities, minority interest and shareholders' equity            $ 211,187
                                                                                           =========

The accompanying notes are an integral part of this consolidated balance sheet

SERROT INTERNATIONAL, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Waste Management, Inc.)

Consolidated Statements of Operations and Comprehensive Income/ (Loss)
(In thousands)
(Unaudited)
                                             Nine Months Ending September 30,
                                             --------------------------------
                                                   2001            2000
                                               ------------    ------------

Net Sales                                      $    150,245    $    136,780

Cost of Sales                                       130,129         123,098
                                               ------------    ------------

            Gross profit                             20,116          13,682

Selling, General and Administrative Expenses         20,257          16,807

Merger Related Costs                                    291           2,767
                                               ------------    ------------

            Operating loss                             (432)         (5,892)

Other income (expenses), net                            203            (578)
                                               ------------    ------------

Net loss before minority interest and
income taxes                                           (229)         (6,470)

Minority interest expense                              (124)           (102)
                                               ------------    ------------

Net loss before income taxes                           (353)         (6,572)

Provision (benefit) for income taxes                  1,358          (1,163)
                                               ------------    ------------


            Net loss                                 (1,711)         (5,409)

Other Comprehensive Loss
Foreign Currency Translation Adjustment              (1,339)         (1,689)
                                               ------------    ------------

            Comprehensive loss                 $     (3,050)   $     (7,098)
                                               ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

SERROT INTERNATIONAL, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Waste Management, Inc.)

Consolidated Statement of Shareholders' Equity
(in thousands except share amounts)
(Unaudited)

                                                                                                                         Accumulated
                                                   Common Stock           Convertible Preferred Stock     Additional       Other
                                           -----------------------------  ----------------------------     Paid-in        Retained
                                                           Comprehensive
                                               Shares         Amount         Shares          Amount        Capital        Earnings
                                           -------------  --------------  -------------  -------------  --------------  ------------

Balance, December 31, 2000                    12,510,172  $     20,101        747,361    $     1,900    $     88,239    $    40,612
   Net loss                                        -              -             -               -               -            (1,711)
   Foreign currency translation adjustment         -              -             -               -               -              -
                                           -------------  ------------    -----------    -----------    ------------    -----------

Balance, September 30, 2001                   12,510,172  $     20,101        747,361    $     1,900    $     88,239    $    38,901
                                           =============  ============    ===========    ===========    ============    ===========

                                                            Treasury Stock
                                                    -----------------------------
                                                       Shares           Amount       Income (Loss)          Total
                                                    -------------   -------------  ----------------     ------------

Balance, December 31, 2000                              6,098,465   $     (86,485) $        (1,401)     $     62,966
   Net loss                                                  -               -                -               (1,711)
   Foreign currency translation adjustment                   -               -              (1,339)           (1,339)
                                                    -------------   -------------  ---------------      ------------

Balance, September 30, 2001                             6,098,465   $     (86,485) $        (2,740)     $     59,916
                                                    =============   =============  ===============      ============

The accompanying notes are an integral part of these consolidated financial statements.

SERROT INTERNATIONAL, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Waste Management, Inc.)

Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

                                                                    Nine Months Ending September 30,
                                                                    --------------------------------
                                                                         2001              2000
                                                                    --------------    --------------
Cash Flows From Operating Activities:
   Net loss                                                           $     (1,711)   $     (5,409)
   Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Minority interest in income of consolidated subsidiaries                 (622)           (127)
     Provision for bad debts                                                 1,286             143
     Depreciation and amortization                                           6,609           6,947
     Deferred income taxes                                                  (2,504)         (3,124)
     Loss on disposal of fixed assets and assets held for sale, net            283             839
     Net change in operating assets and liabilities:
       Trade accounts receivable                                           (12,594)         (7,890)
       Costs and estimated earnings in excess of billings on
          contracts in progress                                              2,782            (596)
       Inventories                                                           6,110          (5,151)
       Other assets                                                         (1,948)          4,910
       Accounts payable                                                      4,334           9,593
       Billings in excess of costs and estimated earnings on
          contracts in progress                                                 84            (722)
       Accrued expenses                                                     (3,887)         (4,224)
       Other current liabilities                                             2,514           2,049
       Other liabilities                                                       279            (986)
                                                                      ------------    ------------

              Net cash provided (used in) by operating activities            1,015          (3,748)
                                                                      ------------    ------------

Cash Flows From Investing Activities:
   Purchases of fixed assets                                                  (976)         (5,854)
   Notes receivable                                                            891          (4,457)
                                                                      ------------    ------------

              Net cash used in investing activities                            (85)        (10,311)
                                                                      ------------    ------------

Cash Flows From Financing Activities:
   Net proceeds (payments) from parent company line of credit                 (388)          8,399
   Payments on long-term debt, net                                            (130)            (92)
                                                                      ------------    ------------

              Net cash provided by (used in) financing activities             (518)          8,307
                                                                      ------------    ------------

Effect of Exchange Rate Changes on Cash and
Cash Equivalents                                                              (172)           (159)
                                                                      ------------    ------------

Net Increase (Decrease) in Cash and Cash Equivalents                           240          (5,911)

Cash and Cash Equivalents, beginning of period                              11,120          12,066
                                                                      ------------    ------------
Cash and Cash Equivalents, end of period                              $     11,360    $      6,155
                                                                      ============    ============

Supplemental Disclosures of Cash Flow Information:
   Cash paid for interest                                             $     84,426    $    107,463
                                                                      ============    ============

   Cash paid for income taxes                                         $      1,266    $      1,196
                                                                      ============    ============

Supplemental Disclosure of Non Cash Investing and
Financing Activities:
    Note receivable for fixed assets transferred
      to Naue Serrot Europe                                           $        -      $      4,758
                                                                      ============    ============

   Fixed assets contributed to partially-owned equity affiliates      $        -      $      1,272
                                                                      ============    ============

The accompanying notes are an integral part of these consolidated financial statements

SERROT INTERNATIONAL, INC. AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Waste Management, Inc.)

Notes to Consolidated Financial Statements
September 30, 2001
(Unaudited)

The condensed consolidated financial statements of Serrot International, Inc. and its wholly and partially owned subsidiaries (collectively referred to herein as the "Company", unless the context indicates otherwise) presented herein are unaudited. In the opinion of management, these financial statements include all adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The financial statements presented herein should be read in connection with the financial statements for the year ended December 31, 2000.


1.    Organization and Summary of Significant Accounting Policies

      a.    Basis of Presentation
            ---------------------

      Serrot International, Inc. (an Illinois corporation) and subsidiaries is a wholly owned subsidiary of Waste Management, Inc. (the Parent). Serrot International, Inc. and its wholly and partially owned subsidiaries, Serrot Corporation (formerly known as Serrot Acquisition Corporation and subsidiaries (SAC)), Columbia Geosystems, Ltd.; Geolining Abdichtungstechnik GmbH (Geolining); Serrot International Chile S.A. (Serrot Chile) its 99.9998% owned subsidiary; F.L.I. International Limited, its 80% owned subsidiary; and Bentofix Technologies Inc. (formally known as Albarrie Naue, Ltd.) its 51% owned subsidiary, (together the Company) are engaged in the manufacture, sale, and installation of flexible membrane linings for environmental protection and other uses, including landfill liners. Inherent in these applications are potential risks associated with product failure.

      b.    Principles of Consolidation and Equity Method Investments
            ---------------------------------------------------------

      The consolidated financial statements include the accounts of Serrot International, Inc., its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated.

      The assets and liabilities of the Company's foreign subsidiaries, Columbia Geosystems, Ltd., Bentofix Technologies Inc., Geolining, F.L.I. International Limited and Serrot Chile, are translated from their local currencies to US dollars at the rates of exchange at the balance sheet date, while income statement accounts are translated at the average exchange rates in effect during the period in accordance with Statement of Financial Accounting Standards (SFAS) No. 52. Foreign Currency Translation. The resulting translation adjustments are charged or credited directly to foreign currency translation adjustment, a component of shareholders' equity.

      During March 2000, the Company entered into a Joint Venture Agreement (the Agreement) with Naue Fasertechnik GmbH & Co. (Naue) that sets forth the terms and conditions by which the Company transferred certain assets in exchange for a 5.1 million Euro receivable and contributed .6 million Euros, to a newly created limited liability company named Naue Serrot Europe Beteiligungs GmbH (the LLC). In accordance with the agreement, Naue assumed 60% of the limited liability capital and made loans available to the LLC of 2.7 million Euros and the Company assumed 40% of the limited liability capital. The Company accounts for its interest in the LLC using the equity method (see Notes 8 and 9).

      In April 2000, the Company created a new 99.9998% owned subsidiary, Serrot Chile, for the purpose of conducting business in South America. In April 2000, Serrot Chile entered into a Joint Venture agreement to establish Recubrimientos E Impermeabilizaciones Serrot Chile Limitada (Serrot Limitada), and owns 50% of the joint venture. As part of the agreement, Serrot Chile agreed to make an initial capital contribution of $.5 million, plus contribute equipment and machinery with a value of $1.0 million and agreed to lend or guarantee obligations of the joint venture for an amount of up to $1.0 million. Serrot Chile consolidates its interest in the joint venture and records minority interest for the non-controlling interest held by other investors (see Notes 1q and 10).

      c.    Cash and Cash Equivalents
            -------------------------

      For purposes of the balance sheet and the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

      d.    Credit Risks
            ------------

      The Company regularly grants trade credit to its customers, which consist primarily of landfill operations located throughout North America and Europe.

      The Company enters into agreements with major customers, which establish pricing policies for periods of one to two years. Sales to the Parent were 21% and 22% of consolidated net sales, for the nine months ended September 30, 2001 and 2000, respectively, and were billed in accordance with a pricing agreement. No other customer accounted for more than 10% of consolidated net sales during the nine months ended September 30, 2001 or 2000.

      At September 30, 2001, trade accounts receivable included amounts due from the Parent approximating 23% of the Company's accounts receivable balance (net). No other customer accounted for more than 10% of accounts receivable as of September 30, 2001.

      Concentrations of credit risk with respect to trade and contract receivables are limited due to the creditworthiness of the customers comprising the majority of the Company's customer base. The Company performs ongoing credit evaluations of its customers, but generally does not require collateral to support receivable balances. The Company establishes an allowance for doubtful accounts receivable based on factors surrounding the credit risk of specific customers and other information.

      e.    Inventories
            -----------

      Inventories consist entirely of raw materials (including non-conforming materials), finished goods and supplies, and are stated at the lower of cost or net realizable value, using the first-in, first-out method (see
      Note 10).

      f.    Fixed Assets and Depreciation
            -----------------------------

      Fixed assets are recorded at cost. Additions and improvements are capitalized while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. When property is retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in Other income (expenses), net.

      Fixed assets are depreciated using the straight-line method over their estimated useful lives as follows:

            Buildings                           10 to 31 years
            Machinery and equipment             2 to 15 years
            Transportation equipment            3 to 5 years
            Office furniture and fixtures       3 to 7 years
            Leasehold improvements              Lesser of useful lives of assets
                                                  (3 to 7 years) or the related
                                                  lease term

      g.    Warranty Costs
            --------------

      The Company accrues for estimated future expenditures related to product warranties on sales and installation of linings. At September 30, 2001, the Company had accrued approximately $0.6 million, of warranty costs.

      h.    Goodwill
            --------

      Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years. Amortization expense was approximately $1.7 million for both the nine months ended September 30, 2001 and 2000.

      Most of the goodwill balances reflect amounts accumulated by the Parent, the sole shareholder of the Company, pursuant to a series of step transactions consummated by the Parent to acquire the outstanding minority interest of National Seal Company prior to the July 30, 1999 acquisition of SAC.

      The application of purchase accounting and Staff Accounting Bulletin Nos. 54 and 73, entitled Push Down Basis of Accounting Required in Certain Limited Circumstances, to the standalone financial statements of the Company, as pertaining to the previously described transactions, have resulted in the following adjustments to the respective balance sheet and income statement captions which were pushed down to and reflected in the accompanying consolidated financial statements as of and for the nine months ended September 30, 2001 and 2000, respectively, and which are representative of fair value allocation such that all accounts not adjusted were determined to be at fair value (in thousands):

            The following amounts represent the adjustments:

                                          2001         2000
                                       ---------    ---------

            Goodwill                   $  73,741    $  73,741
             Accumulated Amortization    (11,937)      (9,989)
                                       ---------    ---------
                 Goodwill, net         $  61,804    $  63,752
                                       ---------    ---------

            Intercompany Payable          73,741       73,741
            Beginning Retained Earnings   10,476        8,525

            Amortization Expense           1,463        1,463

      i.    Long-Lived Assets
            -----------------

      The Company reviews for impairment whenever events or changes in circumstances indicate that the remaining estimated useful life of tangible and intangible long-lived assets may warrant revision or that the balance may not be recoverable. The Company evaluates possible impairments by comparing estimated future cash flows, before interest expense and on an undiscounted basis, and the net book value of assets including costs in excess of net assets acquired. If undiscounted cash flows are insufficient to recover assets, further analysis is performed in order to determine the amount of the impairment.

      In its consolidated balance sheet, the Company has classified certain assets as current operations held-for-sale. These assets are valued at the lower of cost or net realizable value.

      j.    Revenue Recognition
            -------------------

      The Company recognizes revenue from the sales of linings when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. When the Company is involved in the installation of liner material, revenues are recognized on the percentage-of-completion method, measured by the estimated percentage of cost incurred to date compared to the estimated total costs for each contract.

      With respect to the installation of liner material which is accounted for on the percentage-of-completion method, costs and estimated earnings in excess of billings represent the excess of contract costs and profit recognized over billings to date on certain contracts incomplete as of year end. Billings in excess of costs and estimated earnings represent the excess of billings to date over the amount of contract costs and profit recognized on certain contracts incomplete as of year-end.

      k.    Cost Recognition
            ----------------

      Cost of sales includes all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred.

      Provision for estimated losses on contracts in progress related to the installation of lining systems are made in the period in which such losses are determined. Changes in performance, job conditions, and estimated profitability, plus final contract settlements may result in revisions to cost estimates.

      l.    Fair Value of Financial Instruments
            -----------------------------------

      The fair value of financial instruments classified as current assets or liabilities approximates the carrying value due to the short-term maturity of the instruments. The fair value of long-term receivables is based on discounted cash flows or other specific instrument analysis. The fair value of long-term debt instruments is based on market prices, where available, or current borrowing rates available for financings with similar terms and maturities. The fair value of all financial instruments approximates carrying value at September 30, 2001.

      m.    Income Taxes
            ------------

      The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which utilizes an asset and liability approach to accounting for income taxes (see Note 3).

      n.    Use of Estimates
            ----------------

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, percentage-of-completion accounting, the allowance for doubtful accounts, inventory values, depreciation, amortization, warranty claims, self insurance, sales returns and income taxes. Actual results could differ materially from those estimates and will be accounted for in the period identified.

      o.    Recently Issued Accounting Pronouncements
            -----------------------------------------

      In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires all business combinations initiated after June 30, 2001, be accounted for using the purchase method. With the adoption of Statement No. 142, goodwill is no longer subject to amortization over its useful life, rather goodwill will be subject to at least an annual assessment for impairment by applying a fair value based test. Under Statement No. 142, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. The Company is required to adopt SFAS No. 141 and No. 142 on January 1, 2002. The Company has not assessed the impact of the new FASB statements on its financial position or results of operations.

      In August 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS No. 143 is effective for the Company beginning January 1, 2003. The Company has not assessed the impact of the new FASB statement on its financial position or results of operations.

      In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 establishes a single accounting method for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and extends the presentation of discontinued operations to include more disposal transactions. This Statement also requires that an impairment loss be recognized for assets held-for-use when the carrying amount of an asset (group) is not recoverable. The carrying amount of asset (group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (group), excluding interest charges. Estimates of future cash flows used to test the recoverability of a long-lived asset (group) must incorporate the entity's own assumptions about its use of the asset (group) and must factor in all available evidence. SFAS No. 144 is effective for the Company for the quarter ended March 31, 2002. The Company has not assessed the impact of the new FASB statement on its financial position or results of operations.

      p.    Notes Receivable
            ----------------

      At September 30, 2001, notes receivable consists primarily of loans with related parties (see Note 8).

      q.    Minority Interest in Consolidated Subsidiaries
            ----------------------------------------------

      Minority interest in consolidated subsidiaries represents .0002%, 20% and 49% of the non-controlling interest held by other investors in Serrot Chile, F.L.I. International, Ltd. and Bentofix Technologies Inc., respectively. The Company recorded minority interest expense of approximately $0.1 million during both the nine months ended September 30, 2001 and 2000, to reflect the portion of the income applicable to minority interest holders.

2.    Inventories
      -----------

Inventories at September 30, were comprised of the following (in thousands):

                                               2001
                                            ----------

      Raw materials and supplies            $    8,837
      Finished goods                            14,554
                                            ----------
            Total                           $   23,391
                                            ==========

Raw materials as of September 30, 2001, includes non-conforming materials of approximately $2.6 million, which are available for resale or reuse as raw materials in the manufacturing process. The Company has valued this non-conforming inventory at its estimated net realizable value, which is less than cost. The use of such materials in normal production and installation contracts is limited. However, management believes that these materials will be fully utilized in operations in a reasonable period of time.

3.    Income Taxes
      ------------

The difference in federal income taxes computed at the federal statutory rate and reported income taxes for the nine months ended September 30, 2001 and 2000 is primarily due to state and local income taxes and non-deductible goodwill.

4.    Line of Credit
      --------------

The Company has a line of credit with the Parent, which is payable upon demand. The line is non-interest bearing and is secured by substantially all assets of the Company. At September 30, 2001, there was approximately $116.9 million borrowed under the line of credit.

5.    Long-Term Debt
      --------------

Long-term debt at September 30, consists of the following (in thousands):

                                                                 2001
                                                            -------------
         Mortgage payable, monthly payments of
         principal and interest of $16,513
         (Canadian dollars), with balance due
         March 2003, including interest at 8%,
         secured by land and building in Canada             $         183

         Other                                                        265
                                                            -------------
                                                                      448

         Less - current portion                                      (226)
                                                            -------------

                  Long-term portion                         $         222
                                                            =============


6.    Employee Benefit Plan
      ---------------------

The Company has an employee benefit plan under Section 401(k) of the Internal Revenue Code. The Company makes discretionary contributions to the plan on behalf of the individual participants. For both the nine months ended September 30, 2001 and 2000 contributions of approximately $0.2 million were made to the plan and charged to expense.

7.    Commitments and Contingencies
      -----------------------------

      Legal
      -----

   Various lawsuits, claims, and proceedings of a nature considered normal by the Company to its businesses are pending against the Company and certain of its subsidiaries. Based on a review of the current facts and circumstances (including matters discussed below), management has provided for what is believed to be a reasonable estimate of the exposure to loss associated with these matters. While acknowledging the uncertainties of litigation, management believes that these matters (including litigation noted below) will be resolved without a material effect on the Company's financial position or results of operations (See Note 10).

      The Company's subsidiary, Columbia Geosystems Ltd. (Columbia), is one of a number of third-party defendants named in a cost recovery litigation being pursued under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). This litigation relates to the Summitville gold mine in southwest Colorado. The case was commenced in 1996 by the United States and the State of Colorado suing Robert M. Friedland (Friedland), one of the organizers of Summitville Consolidated Mining Company, Inc., for an amount in excess of $100 million. In 1999, Friedland brought third-party claims against Columbia and virtually every other party who had any role in the design, construction or any other aspects of the Summitville Mine. Two other defendants in the case - the Aztec Group and ICC - also filed "third-party" claims against Columbia mirroring Friedland's claims. Columbia's involvement at Summitville consisted of supplying and installing a polyethylene liner on the heap leach pad at the gold mine. Columbia has answered the third-party complaints filed by Friedland, ICC and Aztec, and has actively defended the case. In June 2001, the Court granted Columbia's summary judgment motion as to "arranger" liability, but denied its motion as to "operator" liability because the court concluded that material issues of fact remain in dispute and should be tried. No trial date has been set. Columbia has entered into settlement negotiations with Friedland who, by virtue of earlier assignments of their claims, also has authority to negotiate on behalf of ICC and Aztec. The proposed settlement does not involve a payment to Friedland; rather, Columbia would assign to Friedland whatever claims it might have against its liability insurer for coverage related to Columbia's activities at the Summitville gold mine.

8.    Related Party Transactions
      --------------------------

The following related party transactions exist as of September 30 (in thousands):

                                                          2001
                                                        ---------

      Trade accounts receivable from Parent             $  13,763
      Advance to employees                                     83
      Non-interest bearing note payable to Parent         116,945
      Note receivable from the LLC (a)                      3,661

      (a) The legal events dated October 31 and November 6, 2001 described in
      Note 10 may impact the recoverability of this Note in the future.

The Company participates in consolidated insurance programs administrated by the Parent on behalf of certain of its subsidiaries. Under these programs, a broad range of coverages is provided, including general liability, automobile liability, workers' compensation, property, health and medical and such other coverages as deemed necessary. Some of these coverages are subject to varying retentions of risk. Pursuant to such insurance programs, the Company was allocated insurance premiums based on various factors, including payroll costs, employee elections and other available information. Additionally, the Company was also allocated a charge for certain claims directly related to its operations. For the nine months ended September 30, 2001 and 2000, the Company incurred charges of approximately $.6 and $.4 million, respectively. It was not practical to determine the amount of insurance cost of the Company if it had operated on a stand-alone basis. However, management believes the method of allocation applied is reasonable. The Company has also accrued an estimate of potential liability for known and estimated potential claims occurring prior to the Company's acquisition by the Parent. Management represents that the Parent will indemnify all existing claims of the Company in excess of pre-determined stop loss amounts determined by the Parent as of September 30, 2001.

9.    Investments in Partially Owned Equity Affiliates
      ------------------------------------------------

Investments in partially-owned equity affiliates consists primarily of the Company's 40% ownership interest in the LLC. The Company's investments in and amounts due from this partially-owned equity affiliate amounted to approximately $.6 million and $4.8 million, respectively, at September 30, 2001. For the nine months ended September 30, 2001 and 2000, the Company's equity in the net earnings of this partially-owned equity affiliate was $.5 million and ($.2) million, respectively. The Company received no dividends based on its equity interests in this company during the nine months ended September 30, 2001 or 2000.

Summarized financial information for the LLC for the nine months then ended, is as follows (in thousands):

                                                2001             2000
                                                ----             ----

         Net sales                          $  19,764         $  6,967
         Gross profit                           6,163            1,076
         Net profit / (loss)                    1,153             (557)

10.   Subsequent Events
      -----------------

The Company has received a request dated October 31, 2001 for payment of 2.5 million Canadian dollars from Naue Fasertechnik GmbH & Co. (Naue) pursuant to the Royalty provisions of the License Agreement between Bentofix Technologies, Inc. and Naue dated April 1, 1992. As of February 1, 2002, the Company has not assessed the probable outcome of this request for payment.

The Company received a notification dated November 6, 2001 from Naue for 12 million Euros for claims Naue intends to seek against the Company for damages Naue claims it has suffered and will suffer from the pending sale of the Company to Gundle/SLT Environmental, Inc. As of February 1, 2002, the Company has not assessed the probable outcome of this claim.

In November 2001, the LLC wrote down equipment, including those assets underlying the LLC's note payable of 4.758 million Euros (see Note 8) to the Company, by 2.2 million Euros. As of February 1, 2002, the Company has not assessed the impact this may have on the collectibility of the note receivable. Accordingly, no adjustment has been made to the accompanying financial statements.

On November 16, 2001, the Company received a notification from Mr. Michael Flynn, a Managing Director and Shareholder in F.L.I. International Limited, Ireland ("FLI") alleging that the Parent's intention to sell the Company has caused very significant and irreparable damage to FLI. The notification invites the Company to propose as to how Mr. Flynn should be compensated for the damages caused to him. On November 28, 2001 preliminary summons to appear in court were filed. On December 7, 2001 the Company was notified that an injuncture order against the Company on the pending sale may be sought in the immediate future. As of February 1, 2002, the Company has not assessed the probable outcome of this notification.

In November 2001, the Company sold its interest in Serrot Chile to the other venture partner of Chile Limitada resulting in a loss from the sale, to the Company, of approximately $4.7 million. Concurrent with the sale, the Company entered into a separate agreement to sell certain inventories, consisting primarily of non-conforming inventories, to the other venture partner of Chile Limitada. The Company recorded a reserve of approximately $1.9 million as an inventory valuation adjustment. Neither of these two amounts has been recorded in the accompanying financial statements.

As of February 1, 2002, the Parent has sold certain assets of the Company and Firestone Building Products Company and the Parent has entered into an agreement to sell the Company's stock to Gundle/SLT Environmental, Inc. The Gundle/SLT Environmental, Inc. transaction is expected to occur on February 4, 2002.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Financial Information is presented to give proforma effect to the acquisition of SII.

      The purchase method of accounting has been used in preparing the Unaudited Pro Forma Condensed Combined Financial Information of GSE with respect to the acquisition of SII, with GSE treated as the acquirer. As a result, the assets and liabilities of SII are recorded at their fair values at the acquisition date with the estimated excess of the sum of fair value over the purchase price allocated to the long term assets and the remainder taken to equity. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2001 and the year ended December 31, 2000 combine GSE's results of operations for the year ended December 31, 2000 and nine months ended September 30, 2001 with SII's results for the year ended December 31, 2000 and the nine months ended September 30, 2001. The Pro Forma Condensed Combined Balance Sheet as of September 30, 2001 combines the balance sheet of GSE as of September 30, 2001 with the balance sheet of SII as of September 30, 2001. The Unaudited Pro Forma Condensed Combined Statements of Income gives effect to the SII acquisition as if it had occurred on January 1, 2000. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the SII acquisition as if it had occurred on September 30, 2001.

      The pro forma adjustments are described in the accompanying notes and are based on preliminary estimates and certain assumptions that management of GSE believes reasonable under the circumstances. The purchase accounting allocation is subject to change upon the receipt of evaluations of recorded amounts of liabilities and assets of SII on the closing date. Management does not expect that the differences between the preliminary and final purchase price allocation will have a material impact on the financial position or results of operation.

      The unaudited pro forma condensed combined financial information does not purport to be indicative of the results which would actually have been obtained had the acquisition been effected on the pro forma dates, or the results which may be obtained in the future. The unaudited pro forma condensed combined financial information, in the opinion of management, reflects all adjustments necessary to present fairly the data for such periods.

      The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial data and financial statements.

                        GUNDLE/SLT ENVIRONMENTAL, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2001

                                                                                                SII
                                                           GSE          --------------------------------------------------
                                                       HISTORICAL           HISTORICAL      ADJUSTMENTS         ADJUSTED
                                                   -----------------------------------------------------------------------
                                                                                                (b)
Cash and cash equivalents                            $      8,335         $      11,360     $    (1,141)     $    10,219
Accounts receivable, net                                   52,025                51,124         (19,615)          31,509
Inventory                                                  19,375                23,391         (13,379)          10,012
Contracts in progress                                       6,534                 1,861            (240)           1,621
Deferred income taxes                                       4,293                 5,241             285            5,526
Prepaid expenses and other                                  2,233                 3,793          (3,202)             591
                                                     ------------         -------------     -----------      -----------
   Total Current Assets                                    92,795                96,770         (37,292)          59,478

Property and equipment, net                                35,308                41,575         (16,723)          24,852
Assets held for sale                                          -                   1,800          (1,800)             -
Excess of purchase price over fair value                   22,577                65,866             -             65,866
Other assets                                                3,536                 5,176            (117)           5,059
                                                     ------------         -------------     -----------      -----------
   Total Assets                                      $    154,216         $     211,187     $   (55,932)     $   155,255
                                                     ============         =============     ===========      ===========

Accounts payable and accrued expenses                $     30,202         $      24,549     $    (6,424)     $    18,125
Income taxes payable                                          638                 3,296          (2,921)             375
Advance billings on contracts in progress                   1,912                 2,641             279            2,920
Short term debt                                            10,227                   -               -                -
Current portion of long term debt                           5,270                   226              (6)             220
Other current liabilities                                     -                     287            (287)             -
Accrual of one time costs of purchase                         -                     -              -                 -
                                                     ------------         -------------     -----------      -----------
   Total Current Liabilities                               48,249                30,999          (9,359)          21,640

Long term debt, less current portion                       15,531                   222            -                 222
Deferred income taxes                                         420                   926            -                 926
Parent company line of credit                                 -                 116,945        (116,945)
Other liabilities                                           1,245                   616            -                 616
                                                     ------------         -------------     -----------      -----------
   Total Liabilities                                       65,445               149,708        (126,304)          23,404

Minority interests                                            -                   1,563            -               1,563
Stockholders' equity                                       88,771                59,916          70,372          130,288
                                                     ------------         -------------     -----------      -----------
   Total Liabilities and Stockholders' Equity        $    154,216         $     211,187     $   (55,932)     $   155,255
                                                     ============         =============     ===========      ===========

                                                             PRO FORMA
                                                            ACQUISITION           PRO FORMA
                                                            ADJUSTMENTS           COMBINED
                                                       ----------------------- ----------------
Cash and cash equivalents                              $     (8,666)   (c)      $      9,888
Accounts receivable, net                                         -                    85,534
Inventory                                                        -                    29,387
Contracts in progress                                            -                     8,155
Deferred income taxes                                        11,366    (d)            21,185
Prepaid expenses and other                                       -                     2,824
                                                       ------------             ------------
   Total Current Assets                                       2,700                  154,973

Property and equipment, net                                 (24,852)   (e)            35,308
Assets held for sale                                             -                        -
Excess of purchase price over fair value                    (65,866)   (e)            22,577
Other assets                                                 (2,559)   (e)             6,036
                                                       ------------             ------------
   Total Assets                                        $    (90,577)            $    218,894
                                                       ============             ============

Accounts payable and accrued expenses                            -              $     48,327
Income taxes payable                                   $     (3,440)   (f)            (2,427)
Advance billings on contracts in progress                        -                     4,832
Short term debt                                               5,500    (g)            15,727
Current portion of long term debt                              (854)   (g)             4,636
Other current liabilities                                        -                        -
Accrual of one time costs of purchase                         6,500    (h)             6,500
                                                       ------------             ------------
   Total Current Liabilities                                  7,706                   77,595

Long term debt, less current portion                          5,854    (g)            21,607
Deferred income taxes                                            -                     1,346
Parent company line of credit
Other liabilities                                                -                     1,861
                                                       ------------             ------------
   Total Liabilities                                         13,560                  102,409

Minority interests                                               -                     1,563
Stockholders' equity                                       (104,137)   (i)           114,922
                                                       ------------             ------------
   Total Liabilities and Stockholders' Equity          $    (90,577)            $    218,894
                                                       ============             ============

                        GUNDLE/SLT ENVIRONMENTAL, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                           SII                        PRO FORMA
                                                GSE       ----------------------------------------    ACQUISITION       PRO FORMA
                                             HISTORICAL   HISTORICAL    ADJUSTMENTS       ADJUSTED    ADJUSTMENTS       COMBINED
                                           --------------------------------------------------------------------------------------
                                                                           (b)
Sales and operating revenue                $    191,320  $    186,947  $    (20,703)   $    162,244  $        -         $  357,564
Cost of products and services                   158,740       167,697       (19,031)        148,666        (5,506) (i)     301,900
                                           ------------  ------------  ------------    ------------  ------------       ----------
       Gross Profit                              32,580        19,250        (1,672)         17,578         5,506           55,664

Sales, general and administrative expenses       24,445        25,734        (2,227)         23,507        (1,050) (j)      46,902
Amortization of goodwill                          1,342         2,206           -             2,206        (2,206) (j)       1,342
                                           ------------  ------------  ------------    ------------  ------------       ----------
       Operating Income                           6,793        (8,690)          555          (8,135)        8,762            7,420

Other expense(income):
Interest expense                                  2,114           -             -               -           1,112  (k)       3,226
Interest income                                    (760)          -             -               -             485  (l)        (275)
Other expense(income),net                          (528)        2,278            15           2,293           833  (m)       2,598
                                           ------------  ------------  ------------    ------------  ------------       ----------

Net income(loss) before income taxes              5,967       (10,968)          540         (10,428)        6,334            1,871
Provision for income taxes                        2,327        (3,538)          175          (3,363)         (770) (n)      (1,806)
                                           ------------  ------------  ------------    ------------  ------------       ----------
Net Income(loss)                           $      3,640  $     (7,430) $        365    $     (7,065) $      7,102       $    3,677
                                           ============  ============  ============    ============  ============       ==========

Basic and diluted earnings(loss) per share $       0.31                                                                 $     0.31
                                           ============                                                                 ==========
Weighted average shares outstanding              11,093                                                                     11,903
                                           ============                                                                 ==========

                        GUNDLE/SLT ENVIRONMENTAL, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                            SII                        PRO FORMA
                                               GSE        -------------------------------------------- ACQUISITION       PRO FORMA
                                            HISTORICAL     HISTORICAL    ADJUSTMENTS      ADJUSTED     ADJUSTMENTS       COMBINED
                                           -----------------------------------------------------------------------------------------
                                                                            (b)
Sales and operating revenue                $    127,903   $  150,245  $    (27,803)   $    122,442  $        -          $  250,345
Cost of products and services                   107,020      130,129       (25,155)        104,974        (3,408)  (i)     208,586
                                           ------------   ----------  ------------    ------------  ------------        ----------
       Gross Profit                              20,883       20,116        (2,648)         17,468         3,408            41,759

Sales, general and administrative expenses       18,184       18,816        (2,368)         16,448          (740)  (j)      33,892
Amortization of goodwill                            994        1,732           -             1,732        (1,771)  (j)         955
                                           ------------   ----------  ------------    ------------  ------------        ----------
       Operating Income                           1,705         (432)         (280)           (712)        5,919             6,912

Other expense(income):
Interest expense                                  1,238          -             -               -             834   (k)       2,072
Interest income                                    (374)         -             -               -             292   (l)         (82)
Other expense(income),net                          (515)         (79)         (679)           (758)          625   (m)        (648)
                                           ------------   ----------  ------------    ------------  ------------        ----------

Net income(loss) before income taxes              1,356         (353)          399              46         4,460             5,570
Provision for income taxes                          529        1,358           184           1,542           215   (n)       2,172
                                           ------------   ----------  ------------    ------------  ------------        ----------
Net Income(loss)                           $        827   $   (1,711) $        215    $     (1,496) $      4,245        $    3,398
                                           ============   ==========  ============    ============  ============        ==========

Basic and diluted earnings(loss) per share $       0.07                                                                 $     0.31
                                           ============                                                                 ==========
Weighted average shares outstanding              11,046                                                                     11,046
                                           ============                                                                 ==========

Notes to the Unaudited Pro Forma Condensed Combined Financial Information:

(a) Basis of Presentation - The Unaudited Pro Forma Condensed Combined Financial Information is presented to give proforma effect to the acquisition of SII.

      The purchase method of accounting has been used in preparing the Unaudited Pro Forma Condensed Combined Financial Information of GSE with respect to the acquisition of SII, with GSE treated as the acquirer. As a result, the assets and liabilities of SII are recorded at their fair values at the acquisition date with the estimated excess of the sum of fair value over the purchase price allocated to the long term assets and the remainder taken to equity. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2001 and the year ended December 31, 2000 combine the results of operations for GSE's the year ended December 31, 2000 and nine months ended September 30, 2001 with SII's results for the year ended December 31, 2000 and the nine months ended September 30, 2001. The Pro Forma Condensed Combined Balance Sheet as of September 30, 2001 combines the balance sheet of GSE as of September 30, 2001 with the balance sheet of SII as of September 30, 2001. The Unaudited Pro Forma Condensed Combined Statements of Income gives effect to the SII acquisition as if it had occurred on January 1, 2000. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the SII acquisition as if it had occurred on September 30, 2001.

(b) The Unaudited Condensed Balance Sheet of SII as of September 30, 2001 has been adjusted to exclude cash, other assets and other liabilities retained by the seller or sold by the seller before the completion of this acquisition. The Unaudited Condensed Balance Sheet of SII as of September 30, 2001 has also been adjusted to reflect the working capital, excluding certain deferred taxes, in accordance with the stock purchase agreement.

(c)  To reflect the change in cash due to the acquisition of SII as follows:

            Funding from new debt               $   30,500
            Retirement of old debt                 (20,000)
            Makewhole payment                       (1,501)
            Closing costs and fees                  (2,500)
            Purchase price                         (15,165)
                                                ----------
                Net decrease in cash            $   (8,666)

(d) To record the deferred tax benefits resulting from the reduction of long term asset book values as a result of negative goodwill allocation.(See note(e))

(e) To reflect the reduction of SII book value of long term assets resulting from negative goodwill allocation

(f)  Income tax benefit of restructuring cost and makewhole payments

(g)  Record the net new funding required for the acquisition:

            Funding from new debt                         $  30,500
            Retirement of old debt                          (20,000)
                                                          ---------
               Net increase in debt                       $  10,500
                                                          =========

            Change in short term debt                     $   5,500
            Change in current portion of long term debt        (854)
            Change in long term debt                          5,854
                                                          ---------
               Net change                                 $  10,500
                                                          =========


(h) To accrue restructuring costs associated with the purchase of SII, primarily severance cost

(i) To reduce combined equity by the total of SII equity net of negative goodwill not allocated to long term assets:

            SII equity                                $ 132,481
            Negative goodwill not allocated             (28,344)
                                                      ---------
            Net equity reduction                      $ 104,137
                                                      =========

(j) To reduce depreciation and amortization expense related to acquired SII long term assets adjusted as a result of negative goodwill allocation (See note e)

(k) To record additional interest expense related to increased borrowings necessary to complete the purchase and refinance certain debt (See note c)

(l)  To reduce interest income due to the reduced cash balances

(m)  To record the additional amortization of financing fees

(n)  To record the income tax effect of pro forma adjustments

(o) Synergies: Anticipated synergies and cost savings resulting from plant consolidations, sales and marketing consolidations, and administrative cost savings and efficiencies of approximately $25,000,000 annually have not been reflected in the above Unaudited Pro Forma Condensed Combined Financial Information

SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    GUNDLE/SLT ENVIRONMENTAL, INC.




DATE  February 14, 2002             BY  /s/ Roger J. Klatt
     --------------------              ----------------------------
                                       ROGER J. KLATT,
                                       EXECUTIVE VICE PRESIDENT &
                                       CHIEF FINANCIAL OFFICER